Exhibit 99

Date:	April 13, 2006

Subject:	Baldor Electric Company
1st Quarter 2006 Results and Discussion

Page:	1 of 2

Fort Smith, Arkansas – Baldor Electric Company (NYSE:BEZ) markets, designs, and manufactures industrial electric motors, drives, and generators and is based in Fort Smith, Arkansas. Today Baldor announced the unaudited results of the first quarter of 2006.

	1st Quarter		% Change
	2006	2005
(in thousands except per share data)	Apr 1 2006	Apr 2 2005
Net Sales	$192,314	$170,596	+12.7%
Cost of Sales	139,702	125,829

Gross Profit	52,612	44,767	+17.5%
SG&A	33,456	29,941

Operating Profit	19,156	14,826	+29.2%
Other (Income) Expense	1,137	506

Earnings Before Income Taxes	18,019	14,320	+25.8%
Income Taxes	6,652	5,298

Net Earnings	$11,367	$9,022	+26.0%

Earnings Per Share – Diluted	$0.34	$0.27	+26.0%
Dividends Per Share	$0.16	$0.15	+6.7%

Average Shares Outstanding	33,627	33,781

John McFarland, Chairman and CEO, commented on the Company’s results, “We are pleased to announce record sales for the first quarter of $192.3 million, a 13% increase over first quarter 2005. Net earnings were up 26%. Earnings per share improved to $0.34, a 26% increase. Operating margin increased to 10% from 8.7% one year ago.”

McFarland also said, “We talk to customers every day, and they tell us their business is good and they are optimistic about the future. Our incoming orders were steady throughout the first quarter. This pattern has continued into the first two weeks of April. Super E® high-efficiency motor sales increased 23% in the quarter. Customers continue to realize the opportunity to reduce electricity costs by using Baldor Super E motors.”

Following are answers to questions recently asked by shareholders.

Q … How did your margin change during the quarter?

Operating margin increased to 10%, a 29% increase over 1st quarter 2005. This increase was primarily due to continued improvements in manufacturing productivity.

Beginning this quarter, and in the future, our profit sharing contribution will be reported as part of cost of sales and SG&A. Prior years have been revised to include this change.

Historical Performance

(in thousands)	2006 Qtr 1	2005 Qtr 1	2004 Qtr 1	2003 Qtr 1
Sales	$192,314	$170,596	$152,823	$137,389
Gross Margin	27.4%	26.2%	26.7%	26.4%
Operating Margin	10.0%	8.7%	7.9%	7.4%
EPS	$0.34	$0.27	$0.22	$0.18
Profit Sharing	$2,330	$1,912	$1,560	$1,352

Q … Do material cost increases continue to be a concern?

Yes. Copper prices are at a record high, up 64% from last year, and aluminum prices have increased 27%. Unless these prices decline significantly from these levels, another price increase will be necessary.

(continued on Page 2)

For more information contact
Date:	April 13, 2006	Baldor Electric Company	Phone:	479-646-4711
Subject:	Baldor Electric Company	P O Box 2400	Fax:	479-648-5752
	1st Quarter 2006 Results and Discussion	Fort Smith, Arkansas 72902	Website:	www.baldor.com
Page:	2 of 2	John A. McFarland Ronald E. Tucker Tracy L. Long	Chairman & CEO President, CFO & Secretary VP Investor Relations & Assistant Secretary

Q … How have you improved your balance sheet?

Compared to last year, cash increased $7.7 million, debt decreased $8.6 million, and we collected receivables two days faster. We also generated $22 million more sales with $7 million less inventory, and our cash flow from operations more than doubled to $8.9 million.

Balance Sheet Summary

(in thousands)	2006 Qtr 1	2005 Qtr 1
Cash & Marketable Sec.	$46,744	$39,071
Net Receivables	115,870	105,166
Inventories	119,798	126,522
Working Capital	202,463	215,942
Total Debt	95,418	104,025
Shareholders’ Equity	309,863	287,711

Cash Flow from Operations	$8,918	$4,377

Q … What are your capital expenditure plans for the year?

We expect to invest $20 million in our plants this year, up from $19.3 million last year. The majority of this investment will be for improvements in productivity and quality.

Q … Will you update us on your plant expansions?

In July we will move our large motor plant in Columbus, Mississippi, into a new larger facility. This move will allow us to increase capacity and reduce manufacturing expense for large motors production. In May we will break ground on a building expansion at our generator facility in Oshkosh, Wisconsin, which will add capacity and improve production efficiencies.

Q … Where did your sales growth come from?

Motor sales grew by 17% in the quarter. Super E high-efficiency motor sales grew by 23%.

Drives sales were flat with last year but improved 8% from the fourth quarter. Generator sales decreased 5% for the quarter, due to a lack of military sales. Non-military generator sales grew by 7% during the quarter.

International sales grew by 8% during the quarter.

Q …Do you think customers will continue to switch from standard motors to Super E motors?

Yes. Only 2% of the lifetime cost of a motor is related to its purchase price. The remaining 98% is the cost of electricity to run it. A standard industrial motor can consume 40 times its original cost in its first year of operation. The small premium for a high-efficiency motor can often be paid back in less than one year.

As electricity costs increase, customers are looking more closely at the cost of running motors in their facilities. As a result, we are seeing increased sales for these motors throughout the country but particularly in areas where electricity costs are the highest, such as the northeast.

Q … When will you update us again?

The Company will hold its annual Shareholders’ Meeting on Saturday, April 22nd in Fort Smith, Arkansas, at 10:30 a.m. (CDT). A copy of the presentation will be available through the Company’s website www.baldor.com. We will also give presentations at Better Investing Investor Fairs in Overland Park, Kansas, on Saturday, April 29, and in Irvine, California, and Teaneck, New Jersey, on Saturday, May 13. Additionally, we will hold an Analyst Meeting in Boston on Thursday, May 25. For more information, please email investorinfo@baldor.com.

This document contains statements that are forward-looking, i.e. not historical facts. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectation such as “outlook”, “optimistic”, “trends”, “expect(s)”, “assuming”, “expectations”, “forecasted”, “estimates”, “expected”) are based on the Company’s current expectations and some of them are subject to risks and uncertainties. Accordingly, you are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward looking statements as a result of various factors. The factors that might cause such differences include, among others, the following: (i) changes in economic conditions, (ii) developments or new initiatives by our competitors in the markets in which we compete, (iii) fluctuations in the costs of select raw materials, (iv) the success in increasing sales and maintaining or improving the operating margins of the Company, and (v) other factors including those identified in the Company’s filings made from time-to-time with the Securities and Exchange Commission. These statements should be read in conjunction with the Company’s most recent annual report (as well as the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission) containing a discussion of the Company’s business and of various factors that may affect it.